Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Description of Common Stock

Rush Enterprises, Inc. (“Rush,” the “Corporation,” “we,” “us” or “our”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) Class A Common Stock; and (ii) Class B Common Stock. The following description of our Class A Common Stock and Class B Common Stock is only a summary and is qualified in its entirety by reference to our Restated Articles of Incorporation (the “Articles”), our Amended and Restated Bylaws (the “Bylaws”) and applicable provisions of the Texas Business Organizations Code (“TBOC”).

Authorized Capital Stock

The total number of shares of all classes of stock which we are authorized to issue is 81,000,000 shares, divided into the following:  (i) 1,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”), (ii) 60,000,000 shares of Class A Common Stock, par value $.01 per share and (iii) 20,000,000 shares of Class B Common Stock, par value $.01 per share. The issued and outstanding shares of Class A Common Stock and Class B Common Stock are fully paid and non-assessable.

Voting Rights

Subject to any preferential rights of any series of Preferred Stock: (i) the holders of Class A Common Stock are entitled to one-twentieth (1/20th) of one vote per share on all proposals presented to the shareholders; and (ii) the holders of Class B Common Stock are entitled to one vote per share on all proposals presented to the shareholders.  The holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented to the shareholders for approval, except as might otherwise be required by Texas law. There is no cumulative voting with respect to the election of directors or upon any other matter. Neither the Class A Common Stock nor the Class B Common Stock is convertible into shares of another class of common stock or any other security.

Dividends and Other Distribution Rights

Subject to any preferential rights of any series of Preferred Stock, dividends may be paid on Class A Common Stock and Class B Common Stock as and when declared by our board of directors out of any funds of the Corporation legally available for the payment thereof.   Each share of Class A Common Stock and Class B Common Stock will be equal in respect to dividends and other distributions declared on the common stock of the Corporation, except that: (i) if declared, a dividend or distribution in shares of Class A Common Stock will be paid in Class A Common Stock; and (ii) if declared, a dividend or distribution in shares of Class B Common Stock will be paid in Class B Common Stock. The number of shares so paid as a dividend or distribution on each share of Class A Common Stock or Class B Common Stock shall be equal, although the class of the shares so paid shall differ depending on whether the recipient of the dividend is a holder of a share of Class A Common Stock or Class B Common Stock.

Liquidation Rights

Subject to any preferential rights of any series of Preferred Stock, in the event of any liquidation, dissolution or winding-up of the Corporation, the holders of Class A Common Stock and Class B Common Stock will share ratably with respect to any assets legally available for distribution to the Corporation’s shareholders.

Other Rights

There are no sinking fund or redemption provisions associated with the Preferred Stock, Class A Common Stock or Class B Common Stock. There are no preemptive rights associated with the Preferred Stock, Class A Common Stock or Class B Common Stock.

Certain Anti-Takeover Provisions of our Articles and Bylaws

Certain provisions of our Articles and Bylaws could have the effect of delaying, deferring or preventing a change in control of the Corporation. For example, the Articles and Bylaws include certain provisions that: (i) authorize our board of directors to issue shares of Preferred Stock without further vote or action by the holders of Class A Common Stock or Class B Common Stock; (ii) establish advance notice procedures and other requirements for shareholders to submit nominations of candidates for election to our board of directors and other shareholder proposals; (iii) limit the ability of shareholders to call special meetings; (iv) provide that the number of directors on the board of directors shall be determined by the board of directors; and (v) provide vacancies on the board of directors may be filly by a majority of the remaining directors though less than a quorum. The Corporation does not have a super-majority voting standard or a staggered board of the directors.

Listing

Our securities are traded on The NASDAQ Global Select MarketSM under the trading symbols: (i) RUSHA; and (ii) RUSHB.